EXHIBIT 11

RESEARCH INDUSTRIES CORPORATION AND SUBSIDIARIES

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                             Three Months Ended September 30,
                                                      1995         1994

PRIMARY
Average shares outstanding                           9,441,000    9,179,000
Net effect of dilutive stock options based on
 treasury stock method using average market price      394,000      163,000


Total                                                9,835,000    9,342,000

Net income                                          $1,948,592   $1,479,605

Earning per share                                         $.20         $.16





FULLY DILUTED
Average shares outstanding                           9,441,000    9,179,000
Net effect of dilutive stock options based on
 the treasury stock method using period-end
 market price                                          429,000      239,000
Total                                                9,870,000    9,418,000

Net income                                          $1,948,592   $1,479,605

Earnings per share                                        $.20         $.16